Exhibit 11.1

     Computation of fully-diluted earnings per share, using
25,531,420 weighted average shares outstanding.

                                                        Amount       Per Share
Net income                                            $26,411,000      $1.03

Calculation of number of weighted average
   fully-diluted shares:
Proceeds from assumed exercise of options              $18,623,125
Divided by quarter ended September 30, 1997
   average closing price of common stock                   $31.375
Equals number of shares assumed purchased
   under treasury stock method                             593,566
Number of shares assumed purchased through
   exercise of options                                     910,000
Less number of shares assumed purchased
   under treasury stock method                             593,566
Equals additional shares assumed outstanding
   for fully-diluted earnings per share computation        316,434
Plus weighted average number of shares
   outstanding                                          25,214,986
Equals weighted average number of shares
   outstanding, fully-diluted EPS calculations          25,531,420